Exhibit 99.1

Magnolia Solar Corporation to Present at the “CleanTech Investor Forum 2010” Conference

WOBURN, MA, -- Magnolia Solar Corporation (OTCBB: MGLT) ("Magnolia Solar"), a developer of low-cost, thin-film photovoltaic modules used in defense and commercial applications, announced today that it will be presenting at the upcoming CleanTech Investor Forum 2010 Conference on Monday, April 19th at 11:30 am EDT.  The Conference will be held at the New York Hilton located at 1335 Avenue of the Americas, New York, New York.  The presentation will include a discussion of the Company’s business model, strategic initiatives and growth prospects for the future. Dr. Yash Puri, Magnolia’s Executive Vice President and CFO will be presenting on behalf of Magnolia Solar.

The CleanTech Investor Forum 2010, hosted by DealFlow Media, is the premier forum for active investors and bankers to network with Cleantech company management teams.  DealFlow Media has a worldwide reputation for hosting the most influential conferences for investors and bankers in the U.S., Europe, and China.  For more information on the event, please visit: http://www.dealflowmedia.com/conferences/cleantech_10.cfm

To attend the event, please click on the Conference Registration link: http://www.dealflowmedia.com/conferences/cleantech_reg_10.cfm

About Magnolia Solar Corporation: Magnolia Solar Corporation, through its wholly-owned subsidiary, Magnolia Solar, Inc., is commercializing its nanotechnology-based, high-efficiency, thin-film technology that can be deposited on a variety of substrates, including glass and flexible structures. This technology has the ability to capture a larger part of the solar spectrum to produce high-efficiency solar cells, and incorporates a unique nanostructure-based antireflection coating technology to further increase the solar cell's performance, thereby reducing the cost per watt.

Magnolia Solar is focused on becoming a highly competitive, low cost provider of thin-film photovoltaic modules for terrestrial applications for defense and commercial markets. For commercial applications, Magnolia's primary goal is to introduce modules that offer significant cost savings per watt over traditional silicon-based solar cells. Its technology solution addresses both electrical grid and distributed power requirements such as residential electrical power, lighting, heating, and traffic control.

Forward-Looking Statements: This release contains forward-looking statements, including, without limitation, statements concerning our business and possible or assumed future results of operations. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons including: our ability to continue as a going concern, adverse economic changes affecting markets we serve; competition in our markets and industry segments; our timing and the profitability of entering new markets; greater than expected costs, customer acceptance of our products or difficulties related to our integration of the businesses we may acquire; and other risks and uncertainties as may be detailed from time to time in our public announcements and SEC filings. Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and our future results, levels of activity, performance or achievements may not meet these expectations. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.
For more information contact:

Hanover Financial Services
Contact: Ronald Blekicki
Phone: (303) 494-3617
Email: Info@hanoverfinancialservices.com